Exhibit 99.1

Lincoln Educational Services Corporation Reports

Second Quarter Results

West Orange, New Jersey, August 6, 2008 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) reported second quarter 2008 results.

Highlights:

•	Record revenue of $85.1 million for the second quarter of 2008, an increase of 13.8% from $74.7 million for the second quarter of 2007.

•	Diluted EPS from continuing operations increased to $0.05 for the second quarter of 2008 from $0.03 for the second quarter of 2007, representing an increase of 66.7%.

•	Student starts increased by 20.9% over the second quarter of 2007. Student population at June 30, 2008 increased 14.7% to 18,597 from 16,211 at June 30, 2007.

•
The Company is raising its previously issued guidance.  The Company now expects revenue for 2008 to be in the range of $360 to $370 million, or an increase of approximately 10% to 13% over 2007, diluted earnings per share of $0.66 to $0.70, or an increase of approximately 25% to 32%, on an increase in starts of 8% to 9% over 2007.

Comment and Outlook

“We are very pleased with our financial performance for the quarter,” said David Carney, Lincoln’s Chairman & CEO.  “We achieved record revenue and improved margins while supporting a significant growth in starts across all of our verticals.  Our early high school starts - principally in automotive programs - helped drive second quarter starts to these levels and we feel confident that we will have a very successful high school recruiting season.  We entered the second half of 2008 with approximately 2,350 more students enrolled than we had at the same time last year, and we expect to maintain that momentum throughout the balance of the year.”

Mr. Carney added, “We are pleased that the Higher Education Act HR 4137, which was passed by Congress on July 31st and awaits the President’s signature, contains several important changes in the bill, including the modification of the 90-10 rule, which will greatly benefit for-profit institutions, including Lincoln.  The new rule allows for-profit institutions to count the additional $2,000 of unsubsidized loans, which was approved in Bill HR 5715, as well as institutional loans as cash in the computation of the ratios.  This provision greatly reduces the risk of a violation of the 90-10 rule and allows for-profits to avail themselves to the full amount of financial aid available to students.”

Mr. Carney concluded, “We feel we are in an excellent position to meet the educational needs of our students through the diversified offerings under the Lincoln umbrella.  We will continue to roll-out new programs across all of our verticals, from diploma to associates and bachelors degrees, both on-ground and on-line, to ensure that students have access to continual learning opportunities throughout their
Continued .. . .

working careers.  Looking ahead, we will continue to replicate new programs, such as Licensed Practical Nursing across more campuses and we will carefully assess new campuses where we can leverage our existing market position to drive enrollments across our verticals.  We will continue to seek out opportunities to accelerate our on-line growth, increase the percentage of students attending degree programs and expand geographically through strategic acquisitions.”

Second Quarter 2008 Operating Performance

Revenues increased to $85.1 million for the quarter ended June 30, 2008 from $74.7 million for the quarter ended June 30, 2007.  The increase in revenue for the quarter was attributable to a 12.3% increase in average student population coupled with tuition increases.

Operating income for the quarter ended June 30, 2008 was $2.7 million, representing an improvement from operating income of $2.0 million for the second quarter of 2007.  The improvement in operating income was due to the increase in our average student population, which enabled us to leverage our educational services and facilities expenses during the period. The additional revenue from these students contributed to the increase in operating margins.

Educational services and facilities expenses for the quarter ended June 30, 2008 were $35.9 million as compared to $33.3 million for the quarter ended June 30, 2007. The increase in educational services and facilities expenses was due to increased instructional and books and tools expenses, resulting from the overall increase in average population during the period as well as the 20.9% increase in student starts during the second quarter of 2008 as compared to the second quarter of 2007.  The second quarter of 2008 began with approximately 1,700 more students than on April 1, 2007. The remainder of the increase in educational services and facilities expenses was due to facilities expenses which increased over the second quarter of 2007 primarily due to increased depreciation expense resulting from higher levels of capital expenditures over the past 18 months than in prior years.   As a percentage of revenues, educational services and facilities expenses for the second quarter of 2008 decreased to 42.2% from 44.6% for the second quarter of 2007.

Selling, general and administrative expenses for the quarter ended June 30, 2008 were $46.4 million as compared to $39.5 million for the quarter ended June 30, 2007.  The increase in selling, general and administrative expenses during the period was primarily due to a $0.6 million increase in student services, a $1.3 million increase in sales and marketing expenses and a $5.1 million increase in administrative expenses for the quarter ended June 30, 2008 over the quarter ended June 30, 2007.  The increase in student services was primarily due to increases in compensation and benefit expenses attributed to increased financial aid and career services personnel as a result of larger student populations during the second quarter of 2008 as compared to the second quarter of 2007.   In addition, we began a pilot program to centralize the back office administration of the financial aid department in an effort to improve the effectiveness of the financial aid processing.  The increase in sales and marketing expense was due to annual compensation increases to sales representatives as well increased investments in marketing to continue to grow the population.  The increase in administrative expenses during the second quarter of 2008 as compared to the second quarter of 2007 was primarily due to: (a) a $3.1 million increase in compensation and benefits, resulting from annual compensation increases, including projected increases in employee bonuses  and increased cost of benefits provided to employees; (b)  a $1.4 million increase in bad debt expense; and (c) $0.2 million refunded to the U.S. Department of Education resulting from a program review at Southwestern College.    As a percentage of revenues, selling, general and administrative expenses for the second quarter of 2008 increased to 54.6% from 52.8% for the second quarter of 2007.

For the quarter ended June 30, 2008, bad debt expense as a percentage of revenue was 6.5% as compared to 5.6% for the same quarter in 2007.  This increase was primarily attributable to higher accounts receivable due to a 13.8% increase in revenues during the second quarter of 2008.  The number of days sales outstanding at June 30, 2008 increased to 26.4 days compared to 25.0 days at June 30, 2007.  The increase in days sales outstanding is directly attributable to the decision to internally finance the gap in student tuition for which students cannot obtain third-party financing.  Loan commitments to students, net of interest due on the loans through maturity were $13.7 million at June 30, 2008 as compared to $11.3 million at March 31, 2008.

Income from continuing operations for the quarter ended June 30, 2008 was $1.2 million, or $0.05 per diluted share, compared to income from continuing operations of $0.8 million, or $0.03 per diluted share for the second quarter of 2007.

Balance Sheet

At June 30, 2008, the Company had $8.9 million in cash and cash equivalents, compared to $3.5 million at December 31, 2007.  Borrowings under our credit facility were $21.0 million at June 30, 2008 as compared to $5.0 million at December 31, 2007 and $21.5 million at June 30, 2007.

On April 1, 2008, the Company’s Board of Directors approved the repurchase of up to 1,000,000 shares of our common stock.  During the three months ended June 30, 2008, the Company repurchased 600,000 shares of our common stock at an average price of $10.63 per share for approximately $6.4 million.

At June 30, 2008, stockholders’ equity was $159.1 million, compared to $162.5 million at December 31, 2007, with the change resulting from net income for the period offset by the purchase of 600,000 shares of our common stock during the second quarter of 2008.

Student Metrics

	Three Months Ended
	June 30
	2008	2007	Growth

Student starts	5,782	4,783	20.9%
Average population	18,540	16,509	12.3%
End of period population	18,597	16,211	14.7%

Third Quarter 2008 Guidance –

For the third quarter of 2008, we expect revenue of $94.5 million to $96.5 million, diluted earnings per share of approximately $0.19 to $0.21 and an increase in student starts of 5% to 7% over the third quarter of 2007.

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 866-831-6243 (domestic) or 617-213-8855 (international) and citing code 53973252. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 40987485.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 35 campuses in 17 states under five brands: Lincoln Technical Institute, Lincoln College of Technology, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences.  Lincoln had a combined average enrollment of approximately 18,540 students for the quarter ended June 30, 2008.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery

Brainerd Communicators, Inc.	Brainerd Communicators, Inc.

212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

	2008	2007	2008	2007

REVENUES	$85,056	$74,744	$169,103	$150,914
COSTS AND EXPENSES:
Educational services and facilities	35,927	33,337	72,555	67,487
Selling, general and administrative	46,440	39,456	92,573	82,641
Loss (gain)on disposal of assets	3	(15)	40	(15)
Total costs and expenses	82,370	72,778	165,168	150,113
OPERATING INCOME	2,686	1,966	3,935	801
OTHER:
Interest income	18	35	63	83
Interest expense	(582)	(670)	(1,086)	(1,154)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,122	1,331	2,912	(270)
PROVISION (BENEFIT) FOR INCOME TAXES	881	563	1,187	(108)
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,241	768	1,725	(162)
Loss from discontinued operations, net of income tax	-	(2,468)	-	(3,156)
NET INCOME (LOSS)	$1,241	$(1,700)	$1,725	$(3,318)

Earnings per share - Basic -
Earnings (loss) per share from continuing operations	$0.05	$0.03	$0.07	$(0.01)
Loss per share from discontinued operations	-	(0.10)	-	(0.12)
Net income (loss) per share	$0.05	$(0.07)	$0.07	$(0.13)

Earnings per share – Diluted -
Earnings (loss) per share from continuing operations	$0.05	$0.03	$0.07	$(0.01)
Loss per share from discontinued operations	-	(0.10)	-	(0.12)
Net income (loss) per share	$0.05	$(0.07)	$0.07	$(0.13)

Weighted average number of common shares outstanding:
Basic	25,341	25,483	25,500	25,471
Diluted	26,059	25,483	26,154	25,471

Other data:

EBITDA (1)	$7,252	$5,664	$12,871	$8,090
Depreciation and amortization from continuing operations	4,566	3,698	8,936	7,289
Cash flows provided by (used in) operating activities	810	(1,203)	8,357	(10,295)
Capital expenditures	5,120	6,351	12,560	11,543
Number of campuses	35	34	35	34
Average enrollment	18,540	16,509	18,499	16,697
Stock based compensation	613	477	1,171	888

Selected Consolidated Balance Sheet Data:	June 30,
(In thousands)	2008

Cash and cash equivalents	$8,891

Current assets	42,958

Working capital/(deficit)	(9,270)

Total assets	249,248

Current liabilities	52,228

Long-term debt and lease

obligations, including current portion	31,273

Total stockholders’ equity	$159,060

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

	2008	2007	2008	2007

Income (loss) from continuing operations	$1,241	$768	$1,725	$(162)
Interest expense, net	564	635	1,023	1,071
Provision (benefit) for income taxes	881	563	1,187	(108)
Depreciation and amortization	4,566	3,698	8,936	7,289
EBITDA	$7,252	$5,664	$12,871	$8,090